Exhibit 10.1

Finkbiner Term Sheet

Title: President of Pacer Stacktrain division

(Executive Vice President, Wholesale Segment Group -- Pacer International, Inc.)

Location: Ft. Worth, Texas and Concord, California.

Base Salary: $300,000 annually payable consistent with Pacer International pay periods.

Bonus opportunity: Up to 50% of base salary, contingent upon Pacer International reaching pre-determined EPS targets and Pacer wholesale segment companies achieving internal operating income goals, in accordance with Pacer performance bonus plan. Pacer International performance is a condition precedent to payment of any bonus.

Stock options: 50,000 shares; vesting over 5 years from date of grant, strike price at date of grants; subject to Board approval.

Severance: 18 months if terminated without cause.

Company car: $1100 monthly allowance.

401(k): As defined by overall Pacer International program.

Health and other

insurance benefits: As defined by overall Pacer International employee benefit plans.